Exhibit 10.1

UNIVERSAL HEALTH SERVICES, INC.

SUPPLEMENTAL LIFE INSURANCE PLAN AND AGREEMENT

PART A: ALAN B. MILLER 1998 DUAL LIFE INSURANCE TRUST

1

UNIVERSAL HEALTH SERVICES, INC.

SUPPLEMENTAL LIFE INSURANCE PLAN AND AGREEMENT PART A

THIS SUPPLEMENTAL LIFE INSURANCE PLAN AND AGREEMENT (the “Plan”), is made and entered into effective December 9, 2010, by and between Universal Health Services, Inc., a Delaware corporation (the “Company”), and Anthony Pantaleoni (the “Trustee”), as Trustee of the Alan B. Miller 1998 Dual Life Insurance Trust (the “Trust”), which has been irrevocably designated by the insured executive, Alan B. Miller (the “Executive”) as the recipient of all benefits provided by the Company under the Plan on behalf of the Executive. The Plan is intended to constitute a “non-equity endorsement split dollar arrangement” under the Internal Revenue Code of 1986, as amended (the “Code”) and a “welfare benefit plan” under the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and shall be interpreted accordingly.

ARTICLE 1

Definitions

1.1 “Administrator” shall mean the Board or the person or persons appointed by the Board to administer the Plan pursuant to Article 7 of the Plan. In no event shall the Executive participate, directly or indirectly, as a member of the Board of Directors or as a stockholder of the Company in any actions by the Company related to this policy.

1.2 “Board” shall mean the Board of Directors (including any committee thereof) of the Company.

1.3 “Cumulative Premiums” shall mean the total cumulative premium payments made on the applicable Policy by the Company and the Trust.

1.4 “Economic Benefit” shall mean the value of the economic benefit of the life insurance coverage provided to the Trust on behalf of the Executive under this Plan for income tax purposes, determined based on Treasury regulations, rulings issued by the Internal Revenue Service and other applicable authorities.

1.5 “Insurance Company or Companies” shall refer individually and collectively to the life insurance carriers issuing the applicable Policy or Policies.

1.6 “Policy or Policies” shall refer individually and collectively to the life insurance policies insuring the joint lives of the Executive and the Executive’s spouse, as described in Exhibit A hereto, made subject to the Plan pursuant to Article 2 of the Plan.

1.7 “Spouse” shall mean the spouse of the Executive, Jill Miller.

ARTICLE 2

Life Insurance Policies

2.1 Policies. To provide the insurance benefits under the Plan, the Company has acquired the Policies. The Company is the owner of the Policies and shall continue to hold all incidents of ownership therein. However, the Company shall take such action as may be necessary to endorse to the Trust a portion of the death benefit under each Policy in the amount provided under Article 3.

2.2 Premiums. The Trust shall pay that portion of the premiums on each Policy equal to the Economic Benefit for the applicable calendar year, and the Company shall pay the balance of the scheduled premium payments specified in Exhibit A with respect to each Policy, on or before the due date thereof under the terms of the Policy. In the event that the Trust fails to make the required portion of any premium payment when such payment shall become due under the terms of the Policy, the Company shall impute the difference between the Economic Benefit for the applicable calendar year and any premium paid by the Trust for such year as compensation income to the Executive for such calendar year.

2.3 Policy Loans, Withdrawals, or Surrender. The Company shall have no right to obtain loans or make withdrawals from the Policies or to surrender or exchange the Policies, without the prior written consent of the Trustee. Neither the Trustee nor the Executive shall have any present or future interest in Policy cash values nor any right to obtain loans or withdrawals or to surrender the Policies at any time.

2.4 Dividends and Investment of Policy Assets. Policy dividends shall be reinvested in the Policies, and the Administrator shall make any and all decisions regarding administration of the Policies, including investment of assets within the Policies according to the terms and conditions of the Policies.

2.5 Assignment. The Trust may assign to one or more individuals or trustees all or any part of the Trust’s right, title, claim, interest, and benefit under the Plan provided that such assignment shall be subject to the terms and conditions of the Plan.

ARTICLE 3

Life Insurance Benefits

3.1 Death Benefit. The right to benefits under this Plan shall continue, without regard to the employment status of the Executive until the later of the death of the Executive or the Spouse. Upon the later of the death of the Executive or the Spouse, a portion of the death benefit payable under each Policy equal to the greater of the Cumulative Premiums or net cash value of the Policy (excluding surrender charges or other similar charges or reductions) immediately prior to the applicable death shall be paid to the Company. The balance of the death benefit shall be paid to the Trust and the Administrator shall file the appropriate forms with each Insurance Company to endorse such applicable portion of the death benefit under each Policy to the Trust.

ARTICLE 4

Amendment and Termination of Plan

4.1 Amendment or Termination of Plan. The Plan shall not be terminated or amended in any manner without prior written consent of both the Company and the Trustee. Notwithstanding the foregoing, either party shall have the unilateral right to terminate the Plan within sixty (60) days of the other party’s failing to make any premium payment required under Section 2.2 of the Plan, or in the event that any material provision of the Plan is determined to be unenforceable or in violation of any applicable law. In the event of a termination of the Plan for any reason, the Trust shall have the right, but not the obligation, to purchase one or more of the Policies from the Company by notice to the Administrator within thirty (30) days of such termination of the Plan accompanied by good and valuable consideration in a form acceptable to the Administrator equal to the greater of the Cumulative Premiums or the net cash value of the applicable Policy (excluding surrender charges or other similar charges or reductions) as of the date of such Plan termination.

ARTICLE 5

Administration/Claims Procedures

5.1 Administration. The Administrator shall have the discretion to interpret and administer the Plan, to make, amend and rescind such rules as it deems reasonably necessary for the proper administration of the Plan, to appoint agents and to make all other arrangements and determinations reasonably necessary or advisable for the administration of the Plan. No member of the Administrator shall be liable for any determination, decision, or action made in good faith with respect to the Plan. The Company shall indemnify and hold harmless the members of the Administrator from and against any and all liabilities, costs, and expenses incurred by such persons as a result of any act or omission, in connection with the performance of such persons’ duties, responsibilities, and obligations under the Plan, other than such liabilities, costs, and expenses as may result from the bad faith, willful misconduct, or criminal acts of such persons.

5.2 Notice of Right to Claim Benefits. The Administrator shall be the “named fiduciary” and shall notify the Trustee of the right to claim benefits under the Plan and the method and requirements for the filing of such claims. The benefit payments under the Plan shall be made by the Insurance Companies directly to the Trust in accordance with the endorsement and beneficiary designation filed under each Policy.

5.3 Claims Procedures. If the Trustee or another claimant believes that the Trust or claimant has been denied benefits or coverage to which it is entitled under the Plan, the claimant may file a written claim with the Administrator setting forth the nature of the benefit claimed, the amount thereof, and the basis for claiming entitlement to such benefit. The Administrator shall determine the validity of the claim and communicate a decision to the claimant promptly and, in any event, not later than ninety (90) days after receipt of the claim by the Administrator. The claim may be deemed by the claimant to have been denied in the event a decision is not furnished to the claimant within such ninety (90) day period. Every claim for benefits which is denied shall be denied by written notice setting forth in a manner calculated to be understood by the claimant (i) the specific reason or reasons for the denial, (ii) specific reference to any provisions of the Plan (including any internal rules, guidelines, protocols, criteria, etc.) on which the denial is based, (iii) description of any additional material or information that is necessary to process the claim, and (iv) an explanation of the procedure for further reviewing the denial of the claim and the claimant’s right to pursue legal action in the event of an adverse determination on review.

5.4 Review Procedures. Within sixty (60) days after the receipt of a denial on a claim, a claimant may file a written request for review of such denial. Such review shall be undertaken by the Board of Directors of the Company and shall be a full and fair review. The claimant shall have the right to review all pertinent documents. The Board of Directors shall issue a decision not later than sixty (60) days after the receipt of a request for review from a claimant. The decision on review shall be in writing and shall include specific reasons for the decision written in a manner calculated to be understood by the claimant with specific reference to any provisions of the Plan on which the decision is based and shall include an explanation of the claimant’s right to pursue legal action in the event of an adverse determination on review.

ARTICLE 6

Miscellaneous

6.1 Successors of the Company. The rights and obligations of the Company under the Plan shall inure to the benefit of, and shall be binding upon, the successors and assigns of the Company.

6.2 Employment Not Guaranteed. Nothing contained in the Plan nor any action taken hereunder shall be construed as a contract of employment or as giving the Executive any right to continued employment with the Company.

6.3 Captions. The captions of the articles and paragraphs of the Plan are for convenience only and shall not control or affect the meaning or construction of any of its provisions.

6.4 Validity. In the event any provision of the Plan is held invalid, void or unenforceable, the same shall not affect, in any respect whatsoever, the validity of any other provisions of the Plan.

6.5 Waiver of Breach. The waiver by the Company of any breach of any provision of the Plan shall not operate or be construed as a waiver of any subsequent breach by the Trust or the Executive.

6.6 Notice. Any notice or filing required or permitted to be given to the Company or the Trust under this Plan shall be sufficient if in writing and hand-delivered, or sent by registered or certified mail, in the case of the Company, to the principal office of the Company, directed to the attention of the Administrator, and in the case of the Trust, to the attention of the Trustee at the address specified below, or such other address as may subsequently be provided to the Administrator by the Trustee or the Executive, with a copy to the Executive at the last known address of the Executive on the employment records of the Company. Such notice shall be deemed given as of the date of delivery or, if delivery is made by mail, as of the date shown on the postmark on the receipt for registration or certification.

6.7 Notice to Insurance Company. The Administrator shall be responsible for notifying the applicable Insurance Companies of any changes in the ownership rights and interests of the Trust and the Company and of any changes in the beneficiary designation under the Policies, and the Insurance Companies shall be entitled to rely upon such notification received from the Administrator.

6.8 Applicable Law. In the event any provision of, or legal issue relating to, this Plan is not fully preempted by ERISA, such issue or provision shall be governed by the laws of the State of Pennsylvania.

IN WITNESS WHEREOF, the parties have executed this Plan and Agreement as of the day and year first above written.

COMPANY:

Universal Health Services, Inc.

By: /s/ Steve Filton

Title: Sr. Vice President and Chief Financial Officer

TRUST:

/s/ Anthony Pantaleoni
Trustee for the
Alan B. Miller 1998 Dual Life Insurance Trust